Exhibit 99.1

GrowGeneration Announces Mutual Termination of HGS Acquisition, Updates Guidance, and Enters New Mexico’s Thriving Cannabis Market with Acquisition of All Seasons Gardening

New Mexico becomes the 13th state with GrowGeneration retail locations
Full-Year revenue guidance is $440 to $452 million

DENVER, Oct. 13, 2021 - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen”or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced that the Company and HGS Hydro mutually terminated the July 27, 2021, previously announced asset purchase agreement. The two companies will continue to work together to develop a mutually beneficial working relationship.

“This was a difficult decision regarding the HGS Hydro acquisition, but following appropriate due diligence and capital allocation analysis, we decided to mutually terminate the acquisition,” said Darren Lampert, GrowGeneration’s CEO. “Importantly, our near-term objectives are to build and acquire garden centers in new markets that are growth opportunities for the Company.”

The Company pre-announced 2021 third-quarter revenue guidance of $114 million to $116 million, bringing year-to-date 2021 revenue to $330 to $332 million, up 150% from 2020. Same-store sales for the third quarter were up over 15%, versus the same period last year. The Company announced fourth quarter 2021 revenue guidance of $110 million to $120 million, incorporating all acquisitions and new stores announced to date.  Full-year revenue guidance has been revised to $440 million to $452 million, following the termination of the planned acquisition of HGS Hydro. This acquisition was assumed to provide about $20 million of revenue for 2021. In addition, the Company expects adjusted EBITDA for the full year to be in the range of $47 million to $51 million.  Adjusted EBITDA is a non-GAAP metric that represents net income before interest, taxes, depreciation, amortization and share based compensation.

The Company also announced its acquisition of All Seasons Gardening, an indoor-outdoor garden supply center specializing in hydroponics systems, lighting, and nutrients. All Seasons Gardening is the largest hydroponics retailer in New Mexico. With the acquisition of All Seasons Gardening, GrowGen’s portfolio of hydroponic garden centers now includes 63 stores across 13 states.

“The All Seasons Gardening acquisition is a testament to our continued investment in best-in-class hydroponic suppliers in emerging adult-use markets across the U.S.,” said Darren Lampert, GrowGeneration’s CEO. “Importantly, it represents our entry into New Mexico’s cannabis market, which is projected to become a $1 billion industry by 2026.”

Founded in 2010, All Seasons Gardening carries both indoor and outdoor garden supplies at its  retail location in Albuquerque, New Mexico. As part of the transaction, All Seasons Gardening’ team of nine employees will join GrowGeneration’s team of over 500 grow professionals.

“All Seasons Gardening has long been proud to serve growers in Albuquerque, New Mexico,  with a comprehensive catalog of indoor-outdoor growing supplies. Joining forces with GrowGeneration, the nation’s clear leader in hydroponics retail, allows us to leverage our combined decades of cultivation experience to meet the growing demands of New Mexico’s flourishing legal cannabis industry,” said All Seasons Gardening founder, Long Duong.  The All Seasons Gardening acquisition is GrowGeneration’s fourteenth acquired location this year.

For more information about GrowGeneration, Corp., or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGeneration owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGeneration has 63 stores, which include 24 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGeneration also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

Connect:
Website: www.GrowGeneration.com
Instagram: growgen
Facebook: GrowGenerationCorp
Twitter: @GrowGenCorp

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com